Exhibit 10.7

CAPITAL MARKET

ADVISORY AGREEMENT

THIS AGREEMENT, dated as March 21, 2022, between Vocodia Holdings Corp. (the “Company”), having its principal place of business at 601 Congress Avenue, Suite 160, Boca Raton, Florida 33487 and Exchange Listing, LLC (“Consultant”), having its principal place of business at 515 E. Las Olas Blvd, Suite 120, Fort Lauderdale, Florida 33301.

RECITALS

WHEREAS, Consultant is engaged in the business of providing advisory services and advising companies in connection with their business; and

WHEREAS, the Company desires to engage Consultant to perform certain advisory and consulting services for the Company and Consultant desires to perform the services for the Company, subject to the terms and conditions of this Agreement;

THEREFORE, for the mutual promises contained herein, the parties hereto agree as follows:

AGREEMENT

1.	ENGAGEMENT BY CONSULTANT. Company hereby engages Consultant and Consultant hereby agrees to hold himself available to render, and to render at the reasonable request of the Company, independent advisory and consulting services for the Company to the best of his ability (the “Services”), upon the terms and conditions hereinafter set forth.

A.	Duties. Consultant shall perform those services as reasonably requested by the Company, including but not limited to the Services described herein. Consultant shall devote Consultant's commercially reasonable efforts and attention to the performance of the Services for the Company on a timely basis. Consultant shall also make himself available to answer questions, provide advice and Services to the Company upon reasonable request and notice from the Company. It is mutually understood that the Consultant shall not be accountable for operational duties.

B.	Responsibilities. Assist with the strategic analysis of the Company’s business objectives and specific advice on balancing these objectives with the expectations of the US capital markets.

C.	Scope of Work.
1.	Capital Market Advisory – Provide an array of capital markets services enabling the Company to better achieve its financial goals of trading on a Senior Exchange, which shall mean to be publicly listed on the Nasdaq or NYSE (the “Senior Exchange Listing”) whether by initial public offering, SPAC merger, Nasdaq reverse merger or otherwise.

Specific scope of services:

1.1.	Assist the Company with a capital market road map that includes strategy, development and execution;
1.2.	Assisting the Company with structuring its cap table and preparing for the Senior Exchange Listing;
1.3.	Assisting the Company with its corporate presentation and financial model;
1.4.	Introducing the Company to the best of class service providers, including Investment Bankers, investor relations firms, legal counsel, accounting, auditing, transfer agent, EDGAR agent and others;
1.5.	Assisting the Company with its filings with the Securities and Exchange Commission (“SEC”) for the Senior Exchange Listing;

1.6.	Manage the Senior Exchange Listing application process;
1.7.	Rendering advice on methods of structuring financing, assisting the Company in identifying and working with selected investors, placement agents and/or underwriters; and
1.8.	Reviewing the Company’s financial position and projections relating to the Company’s capital requirements, analyzing the pro forma effects of a potential financing on such projections;

2.	Corporate Governance.
2.1	Assisting the Company and counsel with development of its Corporate Governance Policy;
2.2	Assisting the Company and counsel with adoption of a Corporate Governance Manual; and
2.3	Assisting the Company and counsel with development of its complete corporate governance certification documents.

3.	Organizational Meetings. Organizational meetings with the working team to review developments, discuss any potential challenges and establish action steps, results, timelines and responsibilities.

2.	TERM. The term of this Agreement shall commence on the execution date and shall continue until the later of six (6) months or until the Company is trading on a Senior Exchange or as otherwise extended by both parties or terminated.

3.	COMPENSATION. The Company agrees to compensate the Consultant in the following manner as consideration of the Services to be rendered hereunder:

A.       $5,000 per month commencing upon execution of this Agreement with such amount to be accrued until the Company has raised at least $1,000,000 in debt or equity financing at which time the full amount accrured shall be paid and the payments shall be paid on the 1st of each month thereafter;

B.       $50,000 payable upon the Senior Exchange Listing;

C.       Upon the execution of this Agreement, the Company agrees to sell to the Consultant, or its designees, at par value, shares of Company common stock equal to two percent (2%) of the Company’s issued and outstanding shares. Such shares are to be held in book entry at the transfer agent and shall not be eligible to be sold by the Consultant until the Senior Exchange Listing. The Company agrees to include the shares in the registration statement to be filed by the Company with the SEC associated with the Senior Exchange Listing, or should no registration statement be filed in association with the Senior Exchange Listing, the Company's first such filing following the Senior Exchange Listing. The Consultant shall be granted anti-dilution protection so that the Consultant shall receive additional shares immediately after the Senior Exchange Listing so that the Consultant retains 2% of the Company’s outstanding shares on a fully-diluted basis after the Senior Exchange Listing, including all shares issued or issuable associated with the Senior Exchange Listing;

D.       Upon execution of this Agreement, the Company will issue 200,000 warrants to the Consultant or its designees exercisable for a period of five (5) years at $2.00 per share. The Company agrees to include the shares underlying the warrants in the registration statement to be filed by the Company with the SEC associated with the Senior Exchange Listing, or should no registration statement be filed in association with the Senior Exchange Listing, the Company's first such filing following the Senior Exchange Listing. The warrants shall have a cashless exercise provision in the event that the shares underlying the warrants are not registered in an effective registration statement. In the event that the Company undertakes a reverse split prior to or simultaneous with the Senior Exchange Listing, the warrants shall have reverse split protection so that the Consultant shall receive 200,000 warrants exercisable for five years at $2.00 per share after the reverse split;

E.       The Company shall promptly reimburse Consultant for any pre-approved costs and expenses incurred by Consultant in connection with any Services specifically requested by Company and performed by Consultant pursuant to the terms of the Agreement.

4.	INDEPENDENT CONTRACTOR.

It is expressly agreed that Consultant is acting as an independent contractor in performing its services hereunder, and this Agreement is not intended to, nor does it create, an employer-employee relationship nor shall it be construed as creating any joint venture or partnership between the Company and Consultant. Consultant shall be responsible for all applicable federal, state and other taxes related to Consultant’s compensation hereunder and Company shall not withhold or pay any such taxes on behalf of Consultant, including without limitation social security, federal, state and other local income taxes. Since Consultant is acting solely as an independent contractor under this Agreement, Consultant shall not be entitled to insurance or other benefits normally provided by Company to its employees. While the foregoing duties and responsibilities of Consultant may in a technical legal sense cause Consultant to be deemed an agent of Company, Consultant shall have no authority to, nor shall he in any way attempt to, bind the Company to any agreements nor be responsible for its operations.

5.	ASSIGNMENT.

This Agreement is being entered into in reliance upon and in consideration of the singular skill and qualifications of Consultant. Neither Consultant nor the Company shall voluntarily, or by operation of law assign or otherwise transfer the obligations incurred on its part pursuant to terms of this Agreement without the prior written consent of the other party, except that Company may assign this Agreement to its parent or any successor without the prior written consent of Consultant which shall be considered given by Consultant’s entry into this Agreement. Except as aforesaid, any attempt at assignment or transfer by either party of its obligations hereunder, without such consent, shall be null and void.

6.	PROPRIETARY INFORMATION; WORK PRODUCT; NON-DISCLOSURE.

A.       Company has conceived, developed and owns, and continues to conceive and develop, certain property rights and information, including but not limited to its business plans and objectives, client and customer information, financial projections, marketing plans, marketing materials, logos, and designs, and technical data, processes, know-how, formulae, databases, computer programs, and other trade secrets, intangible assets and industrial or proprietary property rights which may or may not be related directly or indirectly to Company’s business and all documentation, media or other tangible embodiment of or relating to any of the foregoing and all proprietary rights therein of Company are hereinafter referred to as “Proprietary Information”

B.       General Restrictions on Use. Consultant agrees to hold all Proprietary Information in confidence and not to, directly or indirectly, disclose, use, copy, publish, summarize, or remove from Company’s premises and/or control any Proprietary Information (or remove from the control of Company any other property of Company), except (i) during the consulting relationship to the extent authorized and necessary to carry out Consultant’s responsibilities under this Agreement, and (ii) after termination of the consulting relationship, only as specifically authorized in writing by Company. Notwithstanding the foregoing, such restrictions shall not apply to: (x) information which Consultant can show was rightfully in Consultant’s possession at the time of disclosure by Company; (y) information which Consultant can show was received from a third party who lawfully developed the information independently of Company or obtained such information from Company under conditions which did not require that it be held in confidence; or (z) information which, at the time of disclosure, is generally available to the public.

C.       Ownership of Work Product. All Work Product as defined hereinafter shall be considered work(s) made by Consultant for hire for Company and shall belong exclusively to Company and its designees. If by operation of law, any of the Work Product, including all related intellectual property rights, is not owned in its entirety by Company automatically upon creation thereof, then Consultant agrees to assign, and hereby assigns, to Company and its designees the ownership of such Work Product, including all related intellectual property rights. “Work Product” shall mean any writings (including excel, power point, emails, etc.), programming, documentation, data compilations, reports, and any other media, materials, or other objects produced as a result of Consultant’s work or delivered by Consultant in the course of performing that work.

7.	TERMINATION.

This Agreement may also be terminated on the occurrence of the following events:

A.       A material breach of this Agreement by Consultant, which breach has not been cured within thirty (30) days after a written demand for such performance is delivered to Consultant by the Company that specifically identifies the manner in which the Company believes that Consultant has breached this Agreement;

B.       Any material acts or events which inhibit Consultant from fully performing its responsibilities to the Company in good faith, such as (i) a felony criminal conviction; (ii) any other criminal conviction involving Consultant's lack of honesty or Consultant's moral turpitude; (iii) drug or alcohol abuse; or (iv) acts of dishonesty, gross carelessness or gross misconduct.

C.       If the Company is acquired or merged with an independent third party prior to the Senior Exchange Listing, then the Agreement shall terminate only fees due will be as set forth in Section 3A plus a fee of $25,000 if such event occurs after ninety (90) days from the execution of this Agreement.

Upon a termination pursuant to the above, Company will not be required to pay Consultant any additional compensation that may be due as of the date of termination, notwithstanding that a future Senior Exchange Listing may occur.

8.	DISCLAIMER OF RESPONSIBILITY FOR ACTS OF COMPANY.

The obligations of the Consultant described in this Agreement consist solely of the furnishing of information and advice to the Company. All final decisions with respect to acts of the Company or its affiliates, whether or not made pursuant to or in reliance on information or advice furnished by Consultant hereunder, shall be those of the Company or such affiliates and Consultant shall under no circumstances be liable for any expenses incurred or loss suffered by the Company as a consequence of such decisions except as provided in Section 10 below.

9.	GENERAL PROVISIONS.

A.       Governing Law and Jurisdiction. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida. Each of the parties hereto consents to such jurisdiction for the enforcement of this Agreement and matters pertaining to the transaction and activities contemplated hereby.

B.       Attorneys' Fees. In the event a dispute arises with respect to this Agreement, the party prevailing in such dispute shall be entitled to recover all expenses, including, without limitation, reasonable attorneys' fees and expenses incurred in ascertaining such party's rights, in preparing to enforce or in enforcing such party's rights under this Agreement, whether or not it was necessary for such party to institute suit.

C.       Complete Agreement. This Agreement supersedes any and all of the other agreements, either oral or in writing, between the Parties with respect to the subject matter hereof and contains all of the covenants and agreements between the parties with respect to such subject matter in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone herein, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding. This Agreement may be changed or amended only by an amendment in writing signed by all of the Parties or their respective successors-in-interest.

D.       Binding. Except as aforesaid, this Agreement shall be binding upon and inure to the benefit of the successors-in-interest, assigns and personal representatives of the respective Parties.

E.       Notices. All notices and other communications provided for or permitted hereunder shall be made by hand delivery, first class mail, telex or telecopied, addressed as follows:

Company:	Vocodia Holdings Corp.
601 Congress Avenue
Suite 160
Boca Raton, Florida 33487
Attn: Brian Podolak, CEO
brian@vocodia.com

Exchange Listing, LLC
Advisor:	515 E. Las Olas Blvd,
Suite 120
Fort Lauderdale, Florida 33301
Attn: Peter Goldstein
peter@exchangelistingllc.com

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five (5) business days after deposit in any Post Office in the continental United States or Canada, postage prepaid, if mailed; when answered back, if telexed; and when receipt is acknowledged or confirmed, if telefaxed; and the day after an electronic mail is sent and no electronic mail failure to deliver notification has been received back.

F.            Unenforceable Terms. Any provision hereof prohibited by law or unenforceable under the law of any jurisdiction in which such provision is applicable shall as to such jurisdiction only be ineffective without affecting any other provision of this Agreement. To the full extent, however, that such applicable law may be waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in accordance with its terms, the Parties hereto hereby waive such applicable law knowingly and understanding the effect of such waiver.

G.            Execution in Counterparts. This Agreement may be executed in several counterparts and when so executed shall constitute one agreement binding on all the Parties, notwithstanding that all the Parties are not signatory to the original and same counterpart.

H.            Further Assurance. From time to time each Party will execute and deliver such further instruments and will take such other action as any other Party may reasonably request in order to discharge and perform their obligations and agreements hereunder and to give effect to the intentions expressed in this Agreement.

I.            Miscellaneous Provisions. The various headings and numbers herein and the grouping of provisions of this Agreement into separate articles and paragraphs are for the purpose of convenience only and shall not be considered a party hereof. The language in all parts of this Agreement shall in all cases be construed in accordance with its fair meaning as if prepared by all Parties to the Agreement and not strictly for or against any of the Parties.

J.            Entire Agreement. This Agreement, together with the documents and exhibits referred to herein, embodies the entire understanding among the parties and merges all prior discussions or communications among them, and no party shall be bound by any definitions, conditions, warranties, or representations other than as expressly stated in this Agreement, or as subsequently set forth in writing, signed by the duly authorized representatives of all of the parties hereto. This agreement, when executed shall supersede and render null and void any and all preceding oral or written understandings and agreements.

K.            No Oral Change; Waiver. This Agreement may only be changed, modified, or amended in writing by the mutual consent of the parties hereto. The provisions of this Agreement may only be waived in or by a writing signed by the party against whom enforcement of any waiver is sought.

L.            Non-Circumvent. The Company hereby expressly covenants and agrees not to engage in any discussions or negotiations or to execute any agreement, understanding or undertaking whatsoever with any person or entity that introduced by the Consultant, without the consent and approval of the Consultant including third parties who may be interested in providing or receiving financing of any kind (a “Financing”) or in entering into a transaction, including, without limitation, a merger, acquisition or sale of stock or assets (in which the Company may be the acquiring or the acquired entity), joint venture, collaboration, strategic alliance or other similar transaction (any such transaction, a “Transaction”).

M.          Not Acting as a Broker-Dealer/Legal. The Company hereby acknowledges that Consultant is not a licensed broker-dealer and is not raising capital for the Company. The Company also acknowledges that the Consultant is not providing any legal services on behalf of the Company.

N.            Right of Participation. For a period of 12 months from the Execution of this Agreement or until such time a Senior Exchange is completed, the Company will not, directly or indirectly, effect an offering of any shares of capital stock, convertible securities, rights, options, warrants or any other kind of its securities in a financing (a “Subsequent Financing”), unless in each case the Company shall have, in the manner prescribed in this Section offered to sell to Consultant on the same terms and conditions as offered to the investors in such Subsequent Financing an amount of such offered securities equal to ten percent (10%) of the total amount of the Subsequent Financing (the “Right of Participation”). For purposes of this Section, Consultant’s “Right of Participation” shall equal the amount of the Subsequent Financing, inclusive of the Consultant’s acquisition of securities in such Subsequent Financing.

At least five (5) Business Days prior to any proposed or Subsequent Financing, the Company shall deliver to Consultant a written notice of its proposal or intention to effect a Subsequent Financing (each such notice, a “Pre-Notice”), which Pre-Notice shall not contain any information other than: (i) a statement that the Company proposes or intends to effect a Subsequent Financing, and (ii) a statement informing Consultant that it is entitled to receive an Offer Notice (as defined below) with respect to such Subsequent Financing upon its written request. Upon the written request of Consultant within three (3) Business Days after the Company’s delivery to Consultant of such Pre-Notice, and only upon a written request by Consultant, the Company shall promptly, but no later than one (1) Business Day after such request, deliver to Consultant an irrevocable written notice (the “Offer Notice”) of any proposed or intended issuance or sale or exchange (the “Offer”) of the securities being offered (the “Offered Securities”) in a Subsequent Financing, which Offer Notice shall (w) identify and describe the Offered Securities, (x) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (y) identify the Persons (if known) to which or with which the Offered Securities are to be offered, issued, sold or exchanged and (z) offer to issue and sell to or exchange with Consultant in accordance with the terms of the Offer an amount of such Offered Securities sufficient to fulfill Consultant’s Right of Participation.

To accept an Offer, in whole or in part, Consultant must deliver a written notice to the Company prior to the end of the fourth (4th) Business Day after Consultant’s receipt of the Offer Notice (the “Offer Period”), setting forth the portion of the Basic Amount that Consultant elects to purchase and, if Consultant shall elect to purchase all of its Basic Amount, any additional number, if any, that Consultant elects to purchase (the “Notice of Acceptance”); provided, however, that the Company shall only be obligated under this Section to sell to the Consultant that number of Offered Securities included in a Notice of Acceptance up to the Basic Amount. Notwithstanding the foregoing, if the Company desires to modify or amend the terms and conditions of the Offer (including a change in the number of Offered Securities) prior to the expiration of the Offer Period, the Company must deliver to Consultant a new Offer Notice and a new Offer Period shall expire on the fourth (4th) Business Day after Consultant’s receipt of such new Offer Notice. Any prior Notice of Acceptance shall be null and void upon receipt of the new Offer Notice.

Upon the closing of the issuance, sale or exchange of all or less than all of the Refused Securities, Consultant shall acquire from the Company, and the Company shall issue to Consultant, the number or amount of Offered Securities specified in its Notice of Acceptance. The purchase by Consultant of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and Consultant of a separate purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to Consultant and its counsel.

10.	INDEMNIFICATION.

Consultant agrees to indemnify and hold harmless the Company and its affiliates and their directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Consultant or Consultant’s assistants, employees, contractors or agents, (ii) a determination by a court or agency that the Consultant is not an independent contractor, (iii) any material breach by the Consultant or Consultant’s assistants, employees, contractors or agents of any of the covenants contained in this Agreement and corresponding Confidential Information, (iv) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations, or (v) any violation of a third party’s rights resulting in whole or in part from the Company’s use of the deliverables of Consultant under this Agreement.

Company agrees to indemnify and hold harmless the Consultant and its affiliates and their directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly or indirectly from or in connection with any negligent, reckless or intentionally wrongful act of the Company or the Company’s officers, directors, employees, contractors or agents.

11.	WARRANTIES AND REPRESENTATIONS.

Consultant’s advisory services are provided on a best-efforts basis and are based on his personal experience and expertise. There are no guarantees, warranties or representations of any kind that Consultant's advice or services will produce any specific results for the benefit of the Company. Actual results may substantially and materially differ from those suggested by Consultant. Consultant represents and warrants to Company that (a) he is under no contractual or legal restriction or other restrictions or obligations that are inconsistent with this Agreement, the performance of his duties and the covenants hereunder, and (b) he is under no physical or mental disability that would interfere with his keeping and performing all of the agreements, covenants and conditions to be kept or performed hereunder.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

“COMPANY”		“CONSULTANT”

VOCODIA HOLDINGS CORP		EXCHANGE LISTING, LLC

By:	/s/ Brian Podolak	By:	/s/ Peter Goldstein
	Brian Podolak, CEO		Peter Goldstein, CEO

Date:	3/22/2022	Date:	3/21/2022

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